For Immediate Release

Sun Bancorp, Inc. Announces 4Q 2014 Earnings

Contact:                 Mike Dinneen
Senior Vice President, Director of Marketing
(856) 552-5013
mdinneen@sunnb.com

MOUNT LAUREL, N.J. – January 26, 2015 –

Fourth Quarter Highlights

•
Reported a net loss of $2.8 million for the quarter ended December 31, 2014 as compared to a net loss of $8.2 million for the quarter ended December 31, 2013 and a net loss of $29.8 million for the year ended December 31, 2014 as compared to a net loss of $9.9 million for the year ended December 31, 2013.

•	Significant progress in execution of strategic restructuring initiative.
•	Consolidated three branches and completed orderly exit of Sun Home Loans residential lending business and asset-based lending.
•	Non-interest expense fell 27% to $23.7 million for the fourth quarter of 2014 as compared to $32.5 million for the fourth quarter of 2013.
•	Fourth quarter expenses include a non-recurring charge of $2.3 million for leased office vacancy costs and a $0.8 million owned real estate write-down.
•	$161 million decline in net loans held-for-investment in the quarter (10%) and $614 million reduction from December 31, 2013 (29%).
•	Average interest-earning cash balances grew 24% during the quarter to $504.5 million.
•	Non-performing assets/total assets fell six basis points from September 30, 2014 and 73 basis points from December 31, 2013 to 0.58% at December 31, 2014.
•	Renegotiated lease on a major office facility, reducing long-term contractual obligations by approximately $15 million.

Sun Bancorp, Inc. (NASDAQ: SNBC) (the "Company"), the holding company for Sun National Bank (the “Bank”), reported today a net loss of $2.8 million, or a loss of $0.15 per diluted share, for the quarter ended December 31, 2014, compared to a net loss of $825 thousand, or a loss of $0.05 per diluted share, for the quarter ended September 30, 2014 and a net loss of $8.2 million, or a loss of $0.47 per diluted share, for the quarter ended December 31, 2013.

“During the fourth quarter, we brought several facets of our restructuring plans to completion, including the successful exit from our Sun Home Loans residential mortgage banking business and asset-based lending,” said President & CEO Thomas M. O’Brien. “In addition, we took further actions to rationalize our expense base and delivery platform, which included the consolidation of three branches, addressing our short and long-term occupancy needs and expenses.  The year 2014 was one of fundamental transition for the Company.  In the course of a few short months, we put enormous legacy costs behind us, successfully exited several higher risk business lines, restructured our geographic footprint, raised new equity capital, improved credit quality metrics to very strong measures and built a strong management as well as new lending teams.  This list of accomplishments represents a very focused and aggressive commitment of time and energy by both Management and the Board of Directors.  We would not have achieved such success in our restructuring efforts to date without that support.”

“We enter 2015 in much stronger financial condition and with the prospects for profitability finally in sight,” continued O’Brien.  “Absent the lease vacancy charge of $2.3 million and the owned real estate write-down of $0.8 million, the hint of some modest profitability is evident. Nonetheless, much remains to be done and our energies remain focused on concluding the difficult chapter of the past few years.  While we will continue to create further efficiencies in 2015, the primary focus will now turn to liquidity deployment and achieving sustained profitability.”

Discussion of Results:

Balance Sheet

The Bank has been reducing the size of its balance sheet over the past few quarters as it focuses internally on excess credit risk reduction and capital ratio improvement.  During the quarter, total assets fell $101.9 million due primarily to the reduction in the commercial loan portfolio from principal repayments.  Total assets were $2.72 billion at December 31, 2014, as compared to $2.82 billion at September 30, 2014 and $3.09 billion at December 31, 2013.

The Bank’s liquidity level remains high as cash and cash equivalents rose to $549.4 million at December 31, 2014, as compared to $504.4 million at September 30, 2014 and $267.8 million at December 31, 2013. The increase of $45.0 million in cash and cash equivalents in the fourth quarter of 2014 as compared to the prior quarter was due to commercial loan pay-downs, partially offset by a planned decrease in deposits.

Gross loans held-for-investment totaled $1.51 billion at December 31, 2014, as compared to $1.68 billion at September 30, 2014 and $2.14 billion at December 31, 2013.  The significant decline in gross loans held-for-investment is due primarily to commercial loan pay-downs and limited loan originations.  The decrease in loan originations is due to several factors, including a competitive environment, the Bank maintaining a very selective approach to new loan relationships, and the on-boarding of newly-hired lending teams.

Deposits were $2.09 billion at December 31, 2014, as compared to $2.17 billion at September 30, 2014 and $2.62 billion at December 31, 2013. The total quarterly cost of deposits fell by seven basis points to 0.31% in the current quarter as compared to the comparable prior year quarter due to planned run-off of higher yielding government and retail deposits.

The Company had $64.0 million in loans included in branch assets held-for-sale and $183.4 million in deposits held-for-sale at December 31, 2014 related to the pending sale of seven branch locations to Sturdy Savings Bank, which is scheduled to close in the first quarter of 2015. The Company expects to record a net gain of approximately $10 million on the sale of these locations primarily due to the premium on deposits.

“The Bank’s planned year-over-year reduction in both loan and deposit balances were a result of the accelerated exit of higher-risk, transactional loan relationships, and the re-pricing of certain non-strategic, higher rate deposit segments. We will continue to emphasize deep and profitable business relationships with our commercial and consumer clients while right-sizing our balance sheet to support that initiative,” said O’Brien.

Net Interest Income and Margin

The net interest margin declined 20 basis points to 2.67% for the three months ended December 31, 2014 from 2.87% in the linked third quarter as commercial loan balances continue to decline and the Company’s cash balances remain elevated. Average interest-earning cash balances increased by $98.7 million to $504.5 million for the three months ended December 31, 2014 as compared to $405.8 million in the linked third quarter.  For the year ended December 31, 2014, the net interest margin declined 12 basis points to 2.92% from 3.04% for the year ended December 31, 2013.  Average loans receivable declined by $343.7 million and average interest-earning cash balances increased $49.1 million from the year ended December 31, 2013 to the year ended December 31, 2014.

“The inevitable consequence of the major credit initiatives and balance sheet repositioning has been elevated liquidity positions,” said O’Brien.  “The price of liquidity is significant in this low interest rate environment.  While there appears to be some relief on rates coming in mid-2015, the opportunity to build a respectable level of profitability will predominately come from a continued focus on operating expenses as well as the sensible deployment of excess liquidity into appropriate earning assets.  As we enter 2015, we will actively pursue initiatives to invest our excess liquidity into assets that can generate a better return while supporting the Bank’s objectives of prudent risk management, relationship-building, and improved margins.”

Non-Interest Income

Non-interest income was $4.1 million for the quarter ended December 31, 2014, as compared to $4.7 million for the quarters ended September 30, 2014 and December 31, 2013. The decrease from the linked quarter of $553 thousand was primarily attributable to a decline of $394 thousand in net mortgage banking revenue as the Company completed its orderly unwind of Sun Home Loans.  There also were normal seasonal declines in service charges on deposits and investment products income.  The decrease in non-interest income from the prior year quarter is primarily due to a decline in net mortgage banking revenue of $971 thousand from the fourth quarter of 2013 to $29 thousand for the fourth quarter of 2014 as the Company completed its orderly unwind of Sun Home Loans.  This was partially offset by a decline in negative credit value adjustments of $666 thousand from the fourth quarter of 2014 compared to the fourth quarter of 2013. This change was due to swap termination charges recorded in the prior year quarter.

“Now that we have exited the residential lending business, our non-interest income sources will be primarily comprised of wealth management and deposit-related revenue,” said O’Brien.

Non-Interest Expense

Non-interest expense for the fourth quarter of 2014 was $23.7 million, a decrease of $427 thousand from the third quarter of 2014 and a decrease of $8.8 million from the fourth quarter of 2013. Salaries and benefits expense declined by $2.1 million from the third quarter of 2014 due primarily to the impact of the workforce reduction announced in the second quarter. Several other categories declined as the Company’s cost reduction measures continue to be implemented.  These decreases were partially offset by an increase of $2.5 million in occupancy expense due primarily to a $2.3 million charge recorded in the fourth quarter of 2014 for the write-down of the value of excess leased office space.  The current quarter also included a $768 thousand write down on one other real estate owned property based on an updated appraisal.  Significant expense reductions from the fourth quarter of 2013 include a decrease of $3.9 million in salaries and benefits expense, $3.7 million in professional fees, $884 thousand in commission expense and $517 thousand in advertising expense.

“In the last two quarters, we have begun to see our historically-elevated expenses decrease. We expect to have a normalized non-interest expense beginning the third quarter of 2015, at which time we estimate our annualized expense rate to be between $75 and $80 million,” said O’Brien. The Company’s 2014 and 2013 non-interest expense was $109.4 million and $129.9 million, respectively.

In addition, the level of operating expenses for the fourth quarter in each of 2012 and 2013 has approximated $32 million while the expense level in the fourth quarter of 2014, excluding the non-recurring excess leased space charge of $2.3 million was $21.4 million, a reduction of $11.1 million, or 34%, from the comparable prior year quarter.

“We continue to aggressively consolidate both our back office and branch locations and will continue to seek opportunities to divest non-strategic branch locations as well as consolidate office space,” said O’Brien.  “Our Strategic Plan contemplates further reduction of our branch network to between 30 and 35 locations, through a careful combination of consolidations and/or sales, which should produce further expense reductions.  We have not entered into any agreements nor submitted any applications to our regulator with respect to any location at this time.”

In addition to recognizing excess leased space charges and the consolidation of three retail branch locations, in January 2015, the Bank successfully executed the term reduction of a long-term lease on a large back office facility, reducing its term by ten years and long-term lease obligations by approximately $15 million. (change)

Asset Quality

The Bank continued to reduce its non-performing loans held-for-investment in the fourth quarter as the balance declined by $3.0 million, or 21%, to $11.0 million at December 31, 2014 as compared to $14.1 million at September 30, 2014.  Non-performing loans held-for-investment to total gross loans held-for-investment declined to 0.7% at December 31, 2014 compared to 0.8% at September 30, 2014 and 1.8% at December 31, 2013.

There was no provision expense recorded during the fourth quarter of 2014 or in the linked quarter as compared to $2.1 million in the fourth quarter of 2013, reflecting the Bank’s substantially-improved asset quality metrics.  Net charge-offs were $3.3 million in the three months ended December 31, 2014 as compared to $1.9 million in the third quarter of 2014 and net charge-offs of $15.5 million in the fourth quarter of 2013.  During the fourth quarter, the Bank transferred $4.3 million of problem consumer loans to held-for-sale, which resulted in a charge-off of $2.7 million.  The allowance for loan losses was $23.2 million, or 1.54% of gross loans held-for-investment, at December 31, 2014, as compared to $26.5 million, or 1.58% of gross loans held-for-investment, at September 30, 2014 and $35.5 million, or 1.66% of gross loans held-for-investment, at December 31, 2013.

Capital

At December 31, 2014, the capital ratios of the Company and the Bank increased due to planned balance sheet runoff.  At December 31, 2014, the Bank’s total risk-based capital ratio, Tier 1 capital ratio and leverage capital ratio were approximately 17.3%, 16.1%, and 9.7%, respectively.  At December 31, 2014, the Company’s total risk-based capital ratio, Tier 1 capital ratio and leverage capital ratio were approximately 19.3%, 16.7%, and 10.1%, respectively.  The Company’s tangible equity to tangible assets ratio was 7.7% at December 31, 2014, as compared to 7.5% at September 30, 2014 and 6.8% at December 31, 2013.

The Company will hold a conference call on Monday, January 26, 2015 at 11:00 AM (EST) to discuss results and answer questions from analysts and investors.  Participants may listen to or participate in the Company’s earnings conference call via the following:
•	Toll-free participant dial-in: 888-337-8169
•	Conference ID: 6000271

Sun Bancorp, Inc. (NASDAQ: SNBC) is a $2.72 billion asset bank holding company headquartered in Mount Laurel, New Jersey. Its primary subsidiary is Sun National Bank, a community bank serving customers throughout New Jersey. Sun National Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit www.sunnationalbank.com.

Cautionary Note Regarding Forward-Looking Statements

The foregoing material contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, concerning the financial condition, results of operations and business of the Company. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about events or results or otherwise are not statements of historical facts, including statements about the successful implementation of our comprehensive strategic restructuring plan to improve financial performance and capital, reduce costs, risk and operating complexity, and the timing of the completion of the transactions contemplated thereby, addressing the Company's long-standing obstacles to earnings, regulatory compliance and overall performance excellence, building a platform that can support meaningful revenue generation and growth and through which we can begin to deploy our excess cash balances into quality commercial loans, our preparations for future loan growth, our progress in building profitable deposit relationships with our commercial and consumer clients, anticipated reductions in non-interest expenses and the anticipated closing of the sale of certain branches in the first quarter of 2015. These statements may be identified by such words as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate” or similar words or variations of such terms.  Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that our strategic restructuring plan will improve our financial performance, improve our future capital levels, reduce our costs, or reduce our risks or operating complexity; that our strategic restructuring plan will be completed as and in the timeframes anticipated; that we will adequately address long-standing obstacles to earnings, regulatory compliance and overall performance excellence; that we will build a platform that can support meaningful revenue generation and growth and through which we can deploy our excess cash balances into quality commercial loans; that our preparations for future loan growth will be successful; that we will continue to make progress in building profitable deposit relationships with our commercial and consumer clients; that we will experience anticipated reductions in non-interest expenses; or that the closing of the sale of certain branches in the first quarter of 2015 will be completed successfully. We caution that such statements are subject to a number of uncertainties. Factors that could cause actual results to differ from those expressed or implied by such forward-looking statements include, but are not limited to: (i) competition among providers of financial services; (ii) changes in laws and regulations, including without limitation changes in capital requirements under the federal prompt corrective action regulations; (iii) changes in business strategy or an inability to execute strategy due to the occurrence of unanticipated events; (iv) the failure to complete any or all of the transactions contemplated in the Company's comprehensive strategic restructuring plan on the terms currently contemplated; (v) failure to comply with the Bank’s agreement with the Office of the Comptroller of the Currency; (vi) the cost of compliance with the agreement; (vii) local, regional and national economic conditions and events and the impact they may have on the Company, the Bank and its customers; (viii) the ability to attract deposits and other sources of liquidity; (ix) changes in the financial performance and/or condition of the Bank's borrowers; (x) changes in the level of non-performing and classified assets and charge-offs; (xi) changes in estimates of future loan loss reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (xii) inflation, interest rate, securities market and monetary fluctuations; (xiii) changes in consumer spending, borrowing and saving habits; (xiv) the ability to increase market share and control expenses; (xv) volatility in the credit and equity markets and its effect on the general economy; (xvi) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; and (xvii) those detailed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-K for the fiscal year ended December 31, 2013, the Company's Form 10-Q for the three months and periods ended September 30, 2014, June 30, 2014 and March 31, 2014, and in other filings made pursuant to the Securities Exchange Act of 1934, as amended. Therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Non-GAAP Financial Measures (Unaudited)

This news release references tangible book value per common share. Tangible book value per common share is a non-GAAP financial measure.  Tangible book value per common share is a ratio of tangible equity, shareholder’s equity less intangible assets, to total outstanding common shares. Intangible assets at December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014, and December 31, 2013 were $38.2 million, $38.2 million, $38.4 million, $38.7 million, and $39.0 million, respectively.  Non-GAAP financial measures also include return on average tangible equity.  Management believes that tangible book value per common share and return on average tangible equity are meaningful because they are two of the measures we use to assess capital adequacy.

Tangible book value per common share (dollars in thousands)

The following reconciles shareholders’ equity to tangible equity by reducing shareholders’ equity by the intangible asset balance at December, 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014, and December 31, 2013.

	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013

Tangible book value per common share:
Shareholders’ equity	$245,324	$247,047	$227,656	$248,898	$245,337
Less: Intangible assets	38,188	38,188	38,426	38,709	38,993
Tangible equity	$207,136	$208,859	$189,230	$210,189	$206,344

Common stock	18,898	18,885	17,752	17,742	17,742
Less: Treasury stock	277	300	319	389	399
Total outstanding shares	18,621	18,585	17,433	17,353	17,343

Tangible book value per common share:	$11.12	$11.24	$10.85	$12.11	$11.90

SUN BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in thousands, except share and per share amounts)
For the Three Months Ended			For the Year Ended
December 31,			December,
	2014	2013	2014	2013
Profitability for the period:
Net interest income	$17,026	$21,935	$77,951	$89,765
Provision for loan losses	-	2,135	14,803	1,647
Non-interest income	4,142	4,742	17,763	31,680
Non-interest expense	23,705	32,457	109,402	129,944
Loss before income taxes	(2,537)	(7,915)	(28,491)	(9,647)
Income tax benefit	292	297	1,317	297
Net loss available to common shareholders	$(2,829)	$(8,212)	$(29,808)	$(9,944)

Financial ratios:
Return on average assets(1)	(0.41)%	(1.02)%	(1.02)%	(0.31)%
Return on average equity(1)	(4.5)%	(12.8)%	(12.0)%	(3.8)%
Return on average tangible equity(1),(2)	(5.4)%	(15.1)%	(14.1)%	(4.5)%
Net interest margin(1)	2.67%	2.99%	2.92%	3.04%
Efficiency ratio	112%	122%	114%	107%
Loss per common share:
Basic(3)	$(0.15)	$(0.47)	$(1.67)	$(0.58)
Diluted(3)	$(0.15)	$(0.47)	$(1.67)	$(0.58)

Average equity to average assets	8.95%	8.17%	8.52%	8.09%

	December 31,
	2014	2013
At period-end:
Total assets	$2,718,305	$3,087,553
Total deposits	2,093,609	2,621,571
Loans receivable, net of allowance for loan losses	1,488,603	2,102,167
Loans held-for-sale	4,083	20,662
Branch assets held-for-sale	69,064	-
Branch deposits held-for-sale	183,395	-
Investments	409,950	457,797
Borrowings	68,978	68,765
Junior subordinated debentures	92,786	92,786
Shareholders’ equity	245,324	245,337

Credit quality and capital ratios:
Allowance for loan losses to gross loans held-for- investment	1.54%	1.66%
Non-performing loans held-for-investment to gross loans held-for-investment	0.73%	1.78%
Non-performing assets to gross loans held-for-investment, loans held-for-sale and real estate owned	1.03%	1.87%
Allowance for loan losses to non-performing loans held-for-investment	210%	94%

Total capital (to risk-weighted assets) (4):
Sun Bancorp, Inc.	19.25%	14.41%
Sun National Bank	17.33%	13.65%
Tier 1 capital (to risk-weighted assets) (4):
Sun Bancorp, Inc.	16.73%	12.34%
Sun National Bank	16.08%	12.40%
Leverage ratio:
Sun Bancorp, Inc.	10.06%	8.99%
Sun National Bank	9.68%	9.02%

Book value per common share	$13.18	$14.15
Tangible book value per common share	$11.12	$11.90
(1) Amounts for the three months ended are annualized.
(2) Return on average tangible equity, a non-GAAP measure, is computed by dividing annualized net income for the period by average tangible equity. Average tangible equity equals average equity less average identifiable intangible assets and goodwill.
(3) Prior periods were retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.
(4) December 31, 2014 capital ratios are estimated, subject to regulatory filings.

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)
(Dollars in thousands, except par value amounts)
	December 31, 2014	December 31, 2013
ASSETS
Cash and due from banks	$43,491	$38,075
Interest-earning bank balances	505,885	229,687
Cash and cash equivalents	549,376	267,762
Restricted cash	13,000	26,000
Investment securities available for sale (amortized cost of $394,733 and $452,023 at December 31, 2014 and December 31, 2013, respectively)	394,500	440,097
Investment securities held to maturity (estimated fair value of $501 and $692 at December 31, 2014 and December 31, 2013, respectively)	489	681
Loans receivable (net of allowance for loan losses of $23,246 and $35,537 at December 31, 2014 and December 31, 2013, respectively)	1,488,603	2,102,167
Loans held-for-sale, at lower of cost or market	4,083	-
Loans held-for-sale, at fair value	-	20,662
Branch assets held-for-sale	69,064	-
Restricted equity investments, at cost	14,961	17,019
Bank properties and equipment, net	40,155	49,095
Real estate owned	522	2,503
Accrued interest receivable	5,397	7,112
Goodwill	38,188	38,188
Intangible assets	-	805
Deferred taxes, net	-	4,575
Bank owned life insurance (BOLI)	79,132	77,236
Other assets	20,835	33,651
Total assets	$2,718,305	$3,087,553

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$2,093,609	$2,621,571
Branch deposits held-for-sale	183,395	-
Securities sold under agreements to repurchase – customers	1,156	478
Advances from the Federal Home Loan Bank of New York (FHLBNY)	60,787	60,956
Obligations under capital lease	7,035	7,331
Junior subordinated debentures	92,786	92,786
Deferred taxes, net	1,823	-
Other liabilities	32,390	59,094
Total liabilities	2,472,981	2,842,216

Shareholders’ equity:
Preferred stock, $1 par value, 1,000,000 shares authorized; none issued	-	-
Common stock, $5 par value, 40,000,000 shares authorized; 18,900,877 shares issued and 18,615,950 shares outstanding at December 31, 2014; 17,742,207 shares issued and 17,342,883 shares outstanding at December 31, 2013(1)	94,508	88,711
Additional paid-in capital	514,071	506,719
Retained deficit	(347,761)	(317,954)
Accumulated other comprehensive loss	(138)	(7,055)
Deferred compensation plan trust	(599)	(522)
Treasury stock at cost, 284,927 shares at December 31, 2014; and 399,324 shares at December 31, 2013(1)	(14,757)	(24,562)
Total shareholders’ equity	245,324	245,337
Total liabilities and shareholders’ equity	$2,718,305	$3,087,553
(1) Prior period share data was retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014

SUN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share amounts)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
INTEREST INCOME
Interest and fees on loans	$17,204	$22,752	$79,427	$96,172
Interest on taxable investment securities	2,132	2,219	8,715	6,668
Interest on non-taxable investment securities	309	310	1,232	1,338
Dividends on restricted equity investments	195	219	838	904
Total interest income	19,840	25,500	90,212	105,082
INTEREST EXPENSE
Interest on deposits	1,832	2,576	8,358	11,349
Interest on funds borrowed	439	444	1,753	1,776
Interest on junior subordinated debentures	543	545	2,150	2,188
Total interest expense	2,814	3,565	12,261	15,313
Net interest income	17,026	21,935	77,951	89,769
PROVISION FOR LOAN LOSSES	-	2,135	14,803	1,147
Net interest income after provision for loan losses	17,026	19,800	63,148	88,622
NON-INTEREST INCOME
Service charges on deposit accounts	2,152	2,263	8,803	9,056
Mortgage banking revenue, net	29	1,000	1,219	11,598
Gain on sale of investment securities	-	-	50	3,489
Investment products income	480	599	2,447	2,684
BOLI income	482	466	1,896	1,882
Derivative credit valuation adjustment	(43)	(710)	(1,232)	(1,588)
Other	1,042	1,124	4,580	4,560
Total non-interest income	4,142	4,742	17,763	31,681
NON-INTEREST EXPENSE
Salaries and employee benefits	9,198	13,070	49,339	53,037
Commission expense	214	1,098	2,475	7,696
Occupancy expense	5,432	3,406	16,230	13,519
Equipment expense	1,487	1,871	7,287	7,356
Amortization of intangible assets	-	455	805	2,457
Data processing expense	1,202	1,223	4,979	4,244
Professional fees	1,225	4,891	6,487	18,246
Insurance expenses	1,299	1,498	5,567	5,966
Advertising expense	386	903	2,062	2,830
Problem loan expense	547	769	2,039	3,407
Real estate owned expense, net	807	529	1,724	2,270
Office supplies expense	221	245	974	857
Other	1,687	2,499	9,434	8,064
Total non-interest expense	23,705	32,457	109,402	129,949
LOSS BEFORE INCOME TAXES	(2,537)	(7,915)	(28,491)	(9,646)
INCOME TAX EXPENSE	292	297	1,317	297
NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(2,829)	$(8,212)	$(29,808)	$(9,943)

Basic loss per share(1)	$(0.15)	$(0.47)	$(1.67)	$(0.58)
Diluted loss per share(1)	$(0.15)	$(0.47)	$(1.67)	$(0.58)
Weighted average shares – basic(1)	18,589,717	17,316,673	17,830,018	17,283,162
Weighted average shares - diluted(1)	18,589,717	17,316,673	17,830,018	17,283,162
(1) Prior periods were retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014

SUN BANCORP, INC. AND SUBSIDIARIES
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(Dollars in thousands)
	2014	2014	2014	2014	2013
	Q4	Q3	Q2	Q1	Q4
Balance sheet at quarter end:
Cash and cash equivalents	$549,376	$504,353	$330,440	$282,095	$267,762
Restricted cash	13,000	13,000	26,000	26,000	26,000
Investment securities	409,950	425,079	454,051	456,724	457,797
Loans held-for-investment:
Commercial and industrial	1,052,932	1,196,767	1,363,900	1,519,993	1,587,566
Home equity	156,926	151,369	165,671	184,936	188,478
Second mortgage	17,239	21,858	21,282	23,312	25,279
Residential real estate	276,993	299,838	298,063	326,945	305,552
Other	7,759	6,577	7,200	28,894	30,829
Total gross loans held-for-investment	1,511,849	1,676,409	1,856,116	2,084,080	2,137,704
Allowance for loan losses	(23,246)	(26,540)	(28,392)	(33,768)	(35,537)
Net loans held-for-investment	1,488,603	1,649,869	1,827,724	2,050,312	2,102,167
Loans held-for-sale	4,083	7,365	29,171	16,048	20,662
Branch assets held-for-sale	69,064	31,408	34,058	-
Goodwill	38,188	38,188	38,188	38,188	38,188
Intangible assets	-	-	238	521	805
Total assets	2,718,305	2,820,202	2,894,658	3,038,467	3,087,553
Total deposits	2,093,609	2,170,627	2,272,765	2,573,445	2,621,571
Branch deposits held-for-sale	183,395	192,068	160,769	-	-
Securities sold under agreements to repurchase - customers	1,156	963	670	471	478
Advances from FHLBNY	60,787	60,830	60,873	60,915	60,956
Obligations under capital lease	7,035	7,111	7,191	7,259	7,331
Junior subordinated debentures	92,786	92,786	92,786	92,786	92,786
Total shareholders' equity	245,324	247,047	227,656	248,898	245,337
Quarterly average balance sheet:
Loans(1):
Commercial and industrial	$1,145,297	$1,292,705	$1,480,491	$1,560,442	$1,621,222
Home equity	175,969	179,226	185,710	187,052	190,394
Second mortgage	20,872	22,528	24,358	24,863	26,142
Residential real estate	301,326	322,751	338,028	331,433	312,977
Other	3,391	3,755	23,196	25,014	26,134
Total gross loans	1,646,855	1,820,965	2,051,783	2,128,804	2,176,869
Securities and other interest-earning assets	923,909	840,541	694,529	677,850	782,200
Total interest-earning assets	2,570,764	2,661,506	2,746,312	2,806,654	2,959,069
Total assets	2,785,525	2,888,920	2,982,427	3,049,321	3,205,900
Non-interest-bearing demand deposits	608,396	612,775	573,290	559,606	585,530
Total deposits	2,331,934	2,429,606	2,519,901	2,584,588	2,718,905
Total interest-bearing liabilities	1,885,250	1,978,480	2,108,103	2,186,394	2,295,072
Total shareholders' equity	249,313	243,020	254,116	250,946	256,783
Capital and credit quality measures:
Total capital (to risk-weighted assets) (2):
Sun Bancorp, Inc.	19.4%	17.9%	15.0%	14.9%	14.4%
Sun National Bank	17.5%	16.2%	14.5%	14.1%	13.7%
Tier 1 capital (to risk-weighted assets) (2):
Sun Bancorp, Inc.	16.9%	15.6%	12.4%	12.8%	12.3%
Sun National Bank	16.2%	14.9%	13.2%	12.8%	12.4%
Leverage ratio:
Sun Bancorp, Inc.	10.1%	9.8%	8.6%	9.4%	9.0%
Sun National Bank	9.7%	9.4%	9.1%	9.5%	9.0%

Average equity to average assets	9.0%	8.4%	8.5%	8.2%	8.0%
Allowance for loan losses to total gross loans held-for-investment	1.54%	1.58%	1.50%	1.62%	1.66%
Non-performing loans held-for-investment to gross loans held-for-investment	0.73%	0.84%	0.76%	1.80%	1.78%
Non-performing assets to gross loans held-for-investment, loans held-for-sale and real estate owned	1.03%	1.07%	1.02%	1.91%	1.9%
Allowance for loan losses to non-performing loans held-for-investment	210%	188%	202%	90%	94%

Other data:
Net charge-offs	(3,294)	(1,852)	(20,179)	(1,768)	(15,452)
Non-performing assets:
Non-accrual loans	$10,729	$13,561	$13,470	$29,387	$29,811
Non-accrual loans held-for-sale	4,083	2,770	4,086	-	-
Troubled debt restructurings, non-accrual	318	528	583	8,017	8,166
Troubled debt restructurings, held-for-sale	-	-	-	-	-
Loans past due 90 days and accruing	-	-	-	42	-
Real estate owned, net	522	1,084	1,327	2,728	2,503
Total non-performing assets	$15,652	17,943	19,466	$40,174	$40,480
(1) Average balances include non-accrual loans and loans held-for-sale. (2) December 31, 2014 capital ratios are estimated, subject to regulatory filings.

SUN BANCORP, INC. AND SUBSIDIARIES
HISTORICAL TRENDS IN QUARTERLY FINANCIAL DATA (Unaudited)
(Dollars in thousands, except share and per share amounts)
	2014	2014	2014	2014	2013
	Q4	Q3	Q2	Q1	Q4
Profitability for the quarter:
Net interest income	$17,026	$18,921	$20,612	$21,392	$21,935
Provision for loan losses	-	-	14,803	-	2,135
Non-interest income	4,142	4,695	3,977	4,949	4,742
Non-interest expense excluding amortization of intangible assets	23,705	23,894	33,394	27,604	32,002
Amortization of intangible assets	-	238	283	284	455
Loss before income taxes	(2,537)	(516)	(23,891)	(1,547)	(7,915)
Income tax expense	292	309	357	359	297
Net loss available to common shareholders	$(2,829)	$(825)	$(24,248)	$(1,906)	$(8,212)
Financial ratios:
Return on average assets (1)	(0.41)%	(0.11)%	(3.25)%	(0.25)%	(1.02)%
Return on average equity (1)	(4.5)%	(1.4)%	(38.2)%	(3.0)%	(12.8)%
Return on average tangible equity (1),(2)	(5.4)%	(1.6)%	(45.0)%	(3.6)%	(15.1)%
Net interest margin (1)	2.67%	2.87%	3.03%	3.07%	2.99%
Efficiency ratio	112%	95%	137%	106%	122%
Per share data:
Loss per common share:
Basic(3)	$(0.15)	$(0.05)	$(1.39)	$(0.11)	$(0.47)
Diluted(3)	$(0.15)	$(0.05)	$(1.39)	$(0.11)	$(0.47)
Book value(3)	$13.18	$13.29	$13.06	$14.34	$14.15
Tangible book value(3)	$11.12	$11.24	$10.85	$12.11	$11.90
Average basic shares(3)	18,589,717	17,949,643	17,417,829	17,348,169	17,316,673
Average diluted shares(3)	18,589,717	17,949,643	17,417,829	17,348,169	17,316,673
Non-interest income:
Service charges on deposit accounts	$2,152	$2,285	$2,215	$2,151	$2,263
Mortgage banking revenue, net	29	423	529	635	1,000
Net gain on sale of investment securities	-	-	50	-	-
Investment products income	480	635	715	617	599
BOLI income	482	484	469	461	466
Derivative credit valuation adjustment	(43)	11	(1,162)	(38)	(710)
Other income	1,042	857	1,161	1,123	1,124
Total non-interest income	$4,142	$4,695	$3,977	$4,949	$4,742
Non-interest expense:
Salaries and employee benefits	$9,198	$11,265	$15,992	$12,884	$13,070
Commission expense	214	553	811	897	1,098
Occupancy expense	5,432	2,980	3,552	4,266	3,406
Equipment expense	1,487	1,695	2,356	1,749	1,871
Amortization of intangible assets	-	238	283	284	455
Data processing expense	1,202	1,299	1,281	1,197	1,223
Professional fees	1,225	1,423	2,353	1,486	4,891
Insurance expense	1,299	1,443	1,358	1,467	1,498
Advertising expense	386	567	523	586	903
Problem loan costs	547	294	566	632	769
Real estate owned expense, net	807	71	702	144	529
Office supplies expense	221	217	285	251	245
Other expense	1,687	2,087	3,615	2,045	2,499
Total non-interest expense	$23,705	$24,132	$33,677	$27,888	$32,457
(1) Amounts are annualized.
(2) Return on average tangible equity is computed by dividing annualized net income for the period by average tangible equity. Average tangible equity equals average equity less average identifiable intangible assets and goodwill.

(3) Prior periods were retroactively adjusted for the impact of the 1-for-5 reverse stock split completed on August 11, 2014.

SUN BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	For the Three Months Ended December 31,
	2014			2013
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1),(2):
Commercial and industrial	$1,145,297	$12,600	4.40%	$1,621,222	$17,406	4.29%
Home equity	175,969	1,778	4.04	190,394	1,853	3.89
Second mortgage	20,872	304	5.83	26,142	367	5.62
Residential real estate	301,326	2,471	3.28	312,977	2,671	3.41
Other	3,391	51	6.02	26,134	456	6.98
Total loans receivable	1,646,855	17,204	4.18	2,176,869	22,753	4.18
Investment securities(3)	419,391	2,479	2.36	439,788	2,693	2.45
Interest-earning bank balances	504,518	322	0.26	342,412	221	0.26
Total interest-earning assets	2,570,764	20,005	3.11	2,959,069	25,667	3.47
Non-interest earning assets:
Cash and due from banks	50,655			66,662
Bank properties and equipment, net	44,802			49,300
Goodwill and intangible assets, net	38,188			39,190
Other assets	81,116			91,679
Total non-interest-earning assets	214,761			246,831
Total assets	$2,785,525			$3,205,900

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$953,805	$565	0.24%	$1,223,184	$960	0.31%
Savings deposits	246,876	151	0.24	268,196	195	0.29
Time deposits	522,857	1,116	0.85	641,995	1,421	0.89
Total interest-bearing deposit accounts	1,723,538	1,832	0.43	2,133,375	2,576	0.48
Short-term borrowings:
Fed Funds Purchased	-	-	-	54	-	-
Securities sold under agreements to repurchase - customers	1,054	-	-	512	-	-
Long-term borrowings:
FHLBNY advances (4)	60,802	317	2.09	60,981	320	2.10
Obligations under capital lease	7,070	122	6.90	7,364	124	6.74
Junior subordinated debentures	92,786	543	2.34	92,786	545	2.35
Total borrowings	161,712	982	2.43	161,697	989	2.45
Total interest-bearing liabilities	1,885,250	2,814	0.60	2,295,072	3,565	0.62
Non-interest bearing liabilities:
Non-interest-bearing demand deposits	608,396			585,530
Other liabilities	42,563			68,515
Total non-interest bearing liabilities	650,959			654,045
Total liabilities	2,536,209			2,949,117
Shareholders' equity	249,313			256,783
Total liabilities and shareholders' equity	$2,785,522			$3,205,900

Net interest income		$17,191			$22,102
Interest rate spread (5)			2.51%			2.85%
Net interest margin (6)			2.67%			2.99%
Ratio of average interest-earning assets to average interest-bearing liabilities			136%			129%

(1) Average balances include non-accrual loans and loans held-for-sale.
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3)  Interest earned on non-taxable investment securities is shown on a tax-equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustments for the three months ended December 31, 2014 and 2013 were $165 thousand and $166 thousand, respectively.

(4) Amounts include Advances from FHLBNY and Securities sold under agreements to repurchase - FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

SUN BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	For the Year Ended December 31,
	2014			2013
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1),(2):
Commercial and industrial	$1,368,385	$58,773	4.30%	$1,688,702	$74,191	4.39%
Home equity	181,951	7,066	3.88	196,597	7,563	3.85
Second mortgage	23,142	1,300	5.62	28,038	1,611	5.75
Residential real estate	323,301	11,352	3.51	312,617	10,846	3.47
Other	13,752	935	6.80	28,285	1,961	6.93
Total loans receivable	1,910,531	79,426	4.16	2,254,239	96,172	4.27
Investment securities (3)	440,710	10,582	2.40	413,861	8,884	2.15
Interest-earning bank balances	344,326	866	0.25	295,199	746	0.25
Total interest-earning assets	2,695,567	90,874	3.37	2,963,299	105,802	3.57
Non-interest earning assets:
Cash and due from banks	60,589			70,673
Bank properties and equipment, net	46,777			49,357
Goodwill and intangible assets, net	38,470			40,031
Other assets	84,320			101,593
Total non-interest-earning assets	230,156			261,654
Total assets	$2,925,723			$3,224,953

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$1,052,717	$2,869	0.27%	$1,243,074	$4,228	0.34%
Savings deposits	258,808	672	0.26	268,414	843	0.31
Time deposits	565,472	4,817	0.85	667,984	6,278	0.94
Total interest-bearing deposit accounts	1,876,997	8,358	0.45	2,179,472	11,349	0.52
Short-term borrowings:
Federal funds purchased	-	-	-	14	-	-
Securities sold under agreements to repurchase - customers	735	1	0.14	1,565	2	0.13
Long-term borrowings:
FHLBNY advances (4)	60,865	1,264	2.08	61,050	1,275	2.09
Obligations under capital lease	7,181	489	6.81	7,468	499	6.68
Junior subordinated debentures	92,786	2,150	2.32	92,786	2,188	2.36
Total borrowings	161,567	3,904	2.42	162,883	3,964	2.43
Total interest-bearing liabilities	2,038,564	12,262	0.60	2,342,341	15,313	0.65
Non-interest bearing liabilities:
Non-interest-bearing demand deposits	588,717			543,490
Other liabilities	49,114			78,209
Total non-interest bearing liabilities	637,831			621,699
Total liabilities	2,676,395			2,964,054
Shareholders' equity	249,327			260,899
Total liabilities and shareholders' equity	$2,925,722			$3,224,953

Net interest income		$78,612			$90,489
Interest rate spread (5)			2.77%			2.92%
Net interest margin (6)			2.92%			3.05%
Ratio of average interest-earning assets to average interest-bearing liabilities			132%			127%

(1) Average balances include non-accrual loans and loans held-for-sale.
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3)  Interest earned on non-taxable investment securities is shown on a tax-equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustments for the year ended December 31, 2014 and 2013 were $661 thousand and $720 thousand, respectively.

(4) Amounts include Advances from FHLBNY and Securities sold under agreements to repurchase - FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

SUN BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	For the Three Months Ended
	December 31, 2014			September 30, 2014
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Cost	Balance	Expense	Cost
Interest-earning assets:
Loans receivable (1),(2):
Commercial and industrial	$1,145,297	$12,600	4.40%	$1,292,705	$14,438	4.47%
Home equity	175,969	1,778	4.04	179,226	1,749	3.90
Second mortgage	20,872	304	5.83	22,528	313	5.56
Residential real estate	301,326	2,471	3.28	322,751	2,737	3.39
Other	3,391	51	6.02	3,755	70	7.46
Total loans receivable	1,646,855	17,204	4.18	1,820,965	19,307	4.24
Investment securities(3)	419,391	2,479	2.36	434,721	2,562	2.36
Interest-earning bank balances	504,518	322	0.26	405,820	252	0.25
Total interest-earning assets	2,570,764	20,005	3.11	2,661,506	22,121	3.32
Non-interest earning assets:
Cash and due from banks	50,655			57,380
Bank properties and equipment, net	44,802			46,162
Goodwill and intangible assets, net	38,188			38,281
Other assets	81,116			85,591
Total non-interest-earning assets	214,761			227,414
Total assets	$2,785,525			$2,888,920

Interest-bearing liabilities:
Interest-bearing deposit accounts:
Interest-bearing demand deposits	$953,805	$565	0.24%	$1,010,830	$707	0.28%
Savings deposits	246,876	151	0.24	256,909	164	0.26
Time deposits	522,857	1,116	0.85	549,092	1,186	0.86
Total interest-bearing deposit accounts	1,723,538	1,832	0.43	1,816,831	2,057	0.45
Short-term borrowings:
Federal funds purchased	-	-	-	-	-	-
Securities sold under agreements to repurchase - customers	1,054	-	-	875	-	-
Long-term borrowings:
FHLBNY advances (4)	60,802	317	2.09	60,845	318	2.09
Obligations under capital lease	7,070	122	6.90	7,143	117	6.55
Junior subordinated debentures	92,786	543	2.34	92,786	542	2.34
Total borrowings	161,712	982	2.43	161,649	977	2.42
Total interest-bearing liabilities	1,885,250	2,814	0.60	1,978,480	3,034	0.61
Non-interest bearing liabilities:
Non-interest-bearing demand deposits	608,396			612,775
Other liabilities	42,563			54,645
Total non-interest bearing liabilities	650,959			667,420
Total liabilities	2,536,209			2,645,900
Shareholders' equity	249,313			243,020
Total liabilities and shareholders' equity	$2,785,522			$2,888,920

Net interest income		$17,191			$19,087
Interest rate spread (5)			2.51%			2.71%
Net interest margin (6)			2.67%			2.87%
Ratio of average interest-earning assets to average interest-bearing liabilities			136%			135%

(1) Average balances include non-accrual loans and loans held-for-sale.
(2) Loan fees are included in interest income and the amount is not material for this analysis.
(3)  Interest earned on non-taxable investment securities is shown on a tax-equivalent basis assuming a 35% marginal federal tax rate for all periods. The fully taxable equivalent adjustments for the three months ended December 31, 2014 and September 30, 2014 were $165 thousand and $166 thousand, respectively.

(4) Amounts include Advances from FHLBNY and Securities sold under agreements to repurchase - FHLBNY.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

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